UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

April 24, 2018

Date of Report (Date of earliest event reported)

ADESTO TECHNOLOGIES CORPORATION

(Exact name of Registrant as specified in its charter)

Delaware	001-37582	16-1755067
(State or other jurisdiction of incorporation)	(Commission file number)	(I.R.S. Employer Identification No.)

3600 Peterson Way, Santa Clara, CA95054

(Address of principal executive offices) (Zip Code)

(408)  400-0578

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2 below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2). Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 5.02Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangement of Certain Officers.

Awards of Performance Based Cash Compensation for Executive Officers

On April 24, 2018, the Compensation Committee (the “Committee”) of the Board of Directors of the Company approved a bonus plan for 2018 (“Bonus Plan”) for certain executive officers of the Company, including the named executive officers (the “NEOs”) of the Company listed in the Company’s annual report on Form 10-K for the year ended December 31, 2017, Narbeh Derhacobian, President and Chief Executive Officer, Ron Shelton, Chief Financial Officer, and Gideon Intrater, Chief Technology Officer. In addition, the Committee also approved target bonus amounts under the Bonus Plan for Messrs. Derhacobian, Shelton, and Intrater equal to 35%, 35% and 25% of his total base salary for 2018, respectively (each, the “on-target bonus payment”).

Under the Bonus Plan, following completion of 2018, participants are eligible to receive a bonus equal to the applicable on-target bonus payment multiplied by the Bonus Multiplier (as defined below), in each case based on attainment of performance objectives derived from the Company’s financial plan for 2018 and the non-financial management and business objectives (“MBOs”) established for each participant. The “Bonus Multiplier” (which may be less than or more than 100%) is calculated as follows:

(Financial objective weighting x (sum of financial objective performance percentages)) + MBO performance percentage

Under the Bonus Plan, the financial objective weighting is 70% for Messrs. Derhacobian and Shelton and 40% for Mr. Intrater, with the balance weighting percentage allocated to MBOs (which in the aggregate may not exceed 100% of such percentage). The financial objectives for all are expressed in terms of revenue, gross margin, and adjusted EBITDA (as defined in the Company’s earnings releases) and are measured independently and weighted at target level at 35% (53.8% maximum), 35% (53.8% maximum) and 30% (48.8% maximum), respectively. Specific MBOs for each participant are established by the Committee to align with the Company’s operational and strategic objectives and participant’s area of responsibility.

Grants of Performance-Based Restricted Stock Units for Executive Officers

On April 24, 2018, the Committee also approved grants of performance-based restricted stock units (“PRSUs”) to acquire shares of the Company’s common stock (“common stock”) to certain executive officers of the Company, including two of the NEOs.   PRSUs were granted to the two NEOs for the following target number of shares of common stock (“target shares”):  58,977 shares for Mr. Derhacobian and 28,443 shares for Mr. Shelton. These awards were granted under the 2015 Equity Incentive Plan. The PRSUs are subject to vesting based on the achievement of specified performance metrics as set forth below.

Under the PRSUs, depending on the percentage by which the cumulative appreciation of the closing price per share of the Company’s common stock from April 2, 2018 to March 31, 2019 (with such price at the end of the period being equal to the average closing price per share of the Company’s common stock for the 30 consecutive trading days prior to and including March 29, 2019 (the last trading day in March 2019) (“Company Stock Price Performance”) exceeds the cumulative appreciation of the Russell 2000 Index from April 2, 2018 to March 31, 2019 (“Index Performance”), 0% to 100% of the target shares will be eligible to be earned as of March 31, 2019.   If (x) the Company Stock Price Performance for the performance period does not exceed Index Performance over the same period or (y) the closing price per share of the Company’s  common stock on March 29, 2019 does not meet or exceed a pre-established price per share, then no shares will be earned under the awards and all shares will be forfeited under the awards.   If any target shares become earned (“earned shares”) as a result of achievement of the performance metrics, then 20% of the earned shares shall vest on the date that the Committee determines the actual achievement of the performance metrics and the remainder will vest in equal quarterly installments on June 30, 2019 and at the end of each of the next seven quarters thereafter until all of the earned shares have completed vested. Subject to certain exceptions, the awards shall vest, if at all, only following the end of March 31, 2019, and the executive officers must be employed by the Company at the time of vesting for the award to vest.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Adesto Technologies Corporation

Date: April 30, 2018	By:	/s/ Ron Shelton
		Name:	Ron Shelton
		Title:	Chief Financial Officer and Secretary